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                                                                      EXHIBIT 12

                          PAHC HOLDINGS CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (Dollars in thousands)


                                                                                                            6 Months Ended
                                                              Fiscal Years Ended June 30,                     December 31,
                                               ---------------------------------------------------------- -----------------------
                                                   2000       2001       2002        2003        2004        2003          2004
                                               ---------   ---------   ---------   ---------   ---------   ---------     --------
Pre-tax income (loss) income from
 continuing operations before
 loss from equity investments................   $  1,934   $   (9,563)   $  (10,121)  $  7,960   $  25,048   $  26,630   $  (7,672)

Interest capitalized net of amortization
 of capitalized interest.....................         --           --          (263)       (73)         --          --          --

Fixed Charges:
Interest expensed and capitalized and
 amortization of deferred debt
 issuance cost...............................     14,520       17,919        18,347     17,561      20,724       9,297      11,899

Interest portion of rental expense...........        473          592           671        740         814         407         338
                                               ---------    ---------     ---------  ---------   ---------   ---------    --------
Total fixed charges..........................     14,993       18,511        19,018     18,301      21,538       9,704      12,237


Total earnings...............................  $  16,927     $  8,948      $  8,634  $  26,188   $  46,586   $  36,334    $  4,565

Ratio of earnings to fixed charges...........        1.1           --            --        1.4         2.2         3.7          --

Deficiency in earnings available to
 cover fixed charges.........................         --       (9,563)      (10,384)        --          --          --     (7,672)
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